Exhibit 5.1

August 30, 2012

XPO Logistics, Inc.

Five Greenwich Office Park

Greenwich, Connecticut 06831

Re:	XPO Logistics, Inc.
5,643,082 Shares of Common Stock

Ladies and Gentlemen:

I have acted as counsel for XPO Logistics, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 5,643,082 shares (the “Shares”) of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”), consisting of (i) 5,458,082 shares of Common Stock issuable pursuant to the Company’s Amended and Restated 2011 Omnibus Incentive Compensation Plan, the Company’s 2011 Omnibus Incentive Compensation Plan, and the Company’s Amended and Restated 2001 Stock Option Plan (collectively, the “Plans”) and (ii) an aggregate of 185,000 shares of Common Stock issuable pursuant to the Option Award Agreement, dated as of February 13, 2012, by and between the Company and John J. Hardig, the Restricted Stock Unit Award Agreement, dated as of February 13, 2012, by and between the Company and John J. Hardig, and the Performance-Based Restricted Stock Unit Agreement, dated as of February 13, 2012, by and between the Company and John J. Hardig (collectively, the “Award Agreements”).

In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Amended and Restated Certificate of Incorporation of the Company, as amended; (b) the 2nd Amended and Restated By-laws of the Company; (c) certain resolutions adopted by the board of directors of the Company; (d) the Plans; and (e) the Award Agreements.

Based on the foregoing and subject to the qualifications set forth herein, I am of opinion that the Shares have been duly and validly authorized, and when, and if, issued pursuant to the terms of the Plans will be validly issued, fully paid and nonassessable.

I am admitted to practice in the State of Illinois, and I express no opinion as to matters governed by any laws other than the laws of the State of Illinois, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/Gordon E. Devens

Gordon E. Devens Senior Vice President, General Counsel & Secretary